[LOGO OF AMERICAN LAND LEASE]

EXHIBIT 99.1

Creating Above Market Returns

2000-2002 In Review/Q103 Projection

American Land Lease (NYSE: ANL) under the leadership of its CEO Terry Considine continues to build its core business, expand through development of its internal assets and focus on high quality assets in pursuit of increased shareholder returns. Results are based on success in each of the four distinct activities in which American Land Lease is engaged: the ownership of land leases; land development; new home sales; and investment acquisition and disposition.

Having completed its transition to a fully self-managed company for all business functions in 2001, ANL has seen consistent increase in profitability. The transition from the Company’s previous mortgage business to the land lease business has diluted earnings growth during this period. In the 2000 to 2002 period, the contribution to FFO from the four land lease activities has grown from $0.89 to $1.05 (24%).

American Land Lease	Net Income	FFO	AFFO
2002	$0.87	$1.21	$1.11
2001	$0.89	$1.14	$1.06
2000	$0.16	$1.18	$1.14

The company’s continued focus on highly amenitized, high-end retirement communities has enabled it to grow through absorption of its current developed lot inventory and create additional value in higher NAV and increasing operating results. These results have driven above average returns to shareholders for the past three years.

Total Returns	2000	2001	2002
American Land Lease	6.9%	42.8%	15.2%
Manufactured Housing Sector	25.1%	12.1%	10.2%
Morgan Stanley REIT Index	26.8%	12.8%	3.6%

Ownership of Land Leases: The ownership of land leases is the primary business objective of American Land Lease and all other activities are undertaken in its support. We are focused on the ownership of land, leased to homeowners, in residential subdivisions improved with such amenities as golf courses and marinas that provide an “active retirement” for residents with an average age greater than 62 years. Land lease rents are secured by the value of the home sited on the land, at least to the extent of the cost of relocation of the home.

Same Store Results	2000	2001	2002
Revenue	4.2%	6.8%	7.9%
Expenses	(0.1%)	(1.5%)	4.8%
NOI	9.0%	11.1%	9.3%

Land Development: This activity involves improving raw land with such items as streets, residential lots, community facilities, golf courses, security systems, and in securing the governmental permits required for these improvements. Our continued focus is on the development of residential subdivisions, such as the one at Riverside depicted on the right. During 2002, American Land Lease invested more than $14M in land development, including $3.4M in capitalized interest. At year end the company had 2,666 expansion sites consisting of 1,123 developed sites and 1,543 undeveloped sites.

[GRAPHIC REMOVED—MAP OF RIVERSIDE CLUB COMMUNITY]

New Home Sales: We sell new homes to be sited on land leased from American Land Lease in order to increase our portfolio of land leases. 2002 was a third consecutive year of significant growth in new home sales as shown to the right. It is noteworthy that New Home Sales reported an operating profit for the year. This is due largely to the increased volume, which in turn, is due to the higher quality of homes offered for sale and the improved American Land Lease sales team.

While this profit is most welcome, it bears mention that the origination of profitable land lease investments is the primary measure of the success of New Home Sales. The 307 new land leases originated in 2002 are expected to provide a 12% first year return on their total costs. Said differently, the estimated value of these leases to American Land Lease is $11.6 million, $4.1 million or 55% greater than their cost.

NEW HOME SALES

Five Year Comparison

1998	44
1999	137
2000	184
2001	237
2002	307

We are also encouraged by the continuing rise in the value of homes that are being put into ANL communities. These homes, which securitize our rent, have risen over 10% in value in the 2000-2002 period.

Average New Home Prices

2000	$67,000
2001	$70,000
2002	$74,000

Investment Acquisition and Disposition: Our objective is to upgrade the American Land Lease portfolio by selling the weaker assets, generally those with home values less than $25,000, to reinvest in land development and new home sales relating to better quality properties, generally with home values greater than $50,000. In 2002 American Land Lease sold one community for $1.0 million that was NAV neutral.

Dividends: The Company has paid out an annual dividend of $1.00 per share for the past four years. At the end of 2001, the Company increased its tax basis in its real estate assets by $30 million in a deemed sale for tax purposes. This gain was largely sheltered by the use of a portion of the net operating loss (“NOL”) carried forward from predecessor companies. This transaction increased the return of capital component of the 2002 dividend from 52% to 73%.

The Outlook for 2003: The Company is encouraged by the 2003 outlook. Based the current operating environment, earnings per share for the first quarter 2003 are expected to be $0.22 (FFO of $0.31) and for the full year 2003 are expected to be $0.90 (FFO of $1.24), resulting in an FFO growth rate of 2.5%. The Company’s projected results for first quarter and full year 2003 reflect the impact of both the continuing exit from its prior mortgage business and also the previously announced change in accounting for stock options. As the Company nears completion of its exit from the mortgage business, it projects a reduction of $700,000 in interest income during 2003 as compared to 2002, equivalent to $0.08 per share in income and FFO. The change in accounting for stock options and costs associated with Sarbanes/Oxley compliance are expected to reduce 2003 earnings and FFO by more than $0.03 per share.

1st Quarter

2003 Projected

FFO	$0.31
AFFO	$0.29
Diluted Earnings Per Share	$0.22
Same Store Sales
Revenue Growth	6.5% to 8.5%
Expense Growth	4.0% to 6.0%
NOI Growth	7.5% to 9.5%
Home Sales Operating Income	$90,000
General and Administrative	$556,000
Other Income	$74,000
Capital Replacements (per unit)	$25
Depreciation	$670,000

Additional Information: Contact Bob Blatz (President and COO) or Shannon Smith (CFO)

Phone: (727) 726-8868 / Fax (727) 726-6788; website: www.americanlandlease.com

e-mail: robert.blatz@americanlandlease.com or shannon.smith@americanlandlease.com